SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K
                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                         Date of Report: March 18, 2002
                         ------------------------------
                        (Date of earliest event reported)


                           COLUMBIALUM STAFFING, INC.
                           --------------------------
              Exact name of registrant as specified in its charter



          Nevada                          0-29485                 33-0850639
          ------                          -------                 ----------
State of other jurisdiction of       Commission File No.        I.R.S. Employer
incorporation or organization                                       ID No.



                      310 E. Harrison, Tampa, Florida 33602
                    ---------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (813) 225-1200

                                       N/A
         -------------------------------------------------------------
          (Former name or former address if changed since last report)

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                Special Note Regarding Forward-Looking Statements

         Some of the statements in this report may discuss future expectations, contain projections of results of operation or financial condition, or include other "forward-looking" information. Those statements are based on our assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the results we currently contemplate. Important factors that could cause actual results to differ from expectations include, for example, our failure to obtain working capital financing from principal shareholders and others described below and other factors set forth in our Form 10-QSB Reports.

Item 6.  RESIGNATION OF REGISTRANT'S DIRECTOR

         Mr. Charles Lincoln resigned as an officer and director of Columbialum Staffing, Inc. by letter dated March 18, 2002. The letter requested that we file a report describing his dispute with the Company and that we file his letter as an exhibit to this filing.

         We are required to summarize Mr. Lincoln's disagreements with matters relating to our operations, polities or practices. Mr. Lincoln states that he tendered his resignation because of his lack of confidence in the management of the Company and "solely to comply with the terms of a funding offer approved by the Board of Directors of Columbialum Staffing, Inc...... made by Mr. William A.
Brown and the William A. Brown Family Trust...." Mr. Lincoln goes on to assert that he abstained from voting on the matter, raises specific objections to a funding offer, including management disruptions, insufficiency of the funding proposal, the lack of staffing expertise on the part of Mr. Brown, certain inadequacies in financial reporting and internal controls and the Company's failure to enter into a borrowing agreement with a financial institution which required personal guarantees of the Company's officers.

         We believe that Mr. Lincoln's assertions are wholly without merit. Mr. Lincoln, until his abrupt resignation as the Company's Chief Executive Officer, was the senior most executive officer of the Company and in a position to direct every aspect of its financial and operating policies. The Company received several offers from Mr. Brown to raise capital in the form of loans or equity. Contrary to Mr. Lincoln's assertions, the remaining members of the Board had no reason to doubt either Mr. Brown's intentions to provide capital for the Company or his ability to do so. Mr. Brown had provided substantially all of the capital for the Company's Integra Staffing subsidiary prior to our acquiring it, and has a substantial financial stake in the Company's success. Such capital was provided without any written commitment, and management expects that Mr. Brown will introduce investors to the Company in the near future. Mr. Lincoln alludes to alternatives to the financing proposals set forth by Mr. Brown, but fails to state that each alternative proposed by him would have resulted in the immediate sale of the Company's receivables to pay a limited amount of debts without any plan of future financing or that he further proposed curtailing the Company's operating capacity by terminating all but one of our experienced employees that we believe are necessary to support our growth.

         Despite the Company being at a relatively early stage in its development, and contrary to Mr. Lincoln's claims, Mr. Porter, the Company's President, devotes substantially all of his business time to the Company. Mr. Lincoln was not willing to devote adequate time to the Company's affairs and his commitments to his own staffing business on the East Coast of Florida made his future availability questionable.

         The Company's internal controls are sound and no questions have been raised of weaknesses in our internal controls noted by our outside auditors either at the time of Integra's 1999 or 2000 audits, or during the 2001 audit just completed. Any incidence of checks being written without funds being available, alluded to by Mr. Lincoln, were the result on only two occasions of the delivery of checks to a remote location for convenience, accompanied by a clear understanding with the recipient that the checks were not to be presented until further instructions were given by the Company's officers.

         Finally, Mr. Lincoln complains about the Company's failure to close a credit facility because of an alleged failure to deliver paperwork or personal guarantees by management. That allegation is patently false. The credit facility is an asset based lending agreement limited to 85% of eligible accounts receivable which presently stand at $45,000. The agreement calls for a $50,000 commitment fee and monthly maintenance fees of $500 per month whether or not the funds are drawn. Mr. Porter determined that such a facility did not make any business sense until the Company's level of activity substantially increased. The determination to hold off closing on this line of credit was discussed with Mr. Perez, the Company's Chief Financial Officer, and Mr. Lincoln, and both concurred. It is not practical to expend $55,000 to borrow $38,250. The Board members, mindful of the Company's financial situation, stand ready to make reasonable personal financial accommodations to raise capital, although they are not obliged to do so.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         (a)      None

         (b)      None

         (c)      Exhibits

                  Exhibit 7.1 Letter of Charles Lincoln dated March 18, 2002.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               COLUMBIALUM STAFFING, INC.



                                               By:   /s/ R. Gale Porter
                                                     -------------------------
                                                     R. Gale Porter, President
Dated:  March 25, 2002

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